As filed with the Securities and Exchange Commission on February 23, 2015

Registration No. 333-171383

Registration No. 333-176941

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-171383

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-176941

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEOPLES FEDERAL BANCSHARES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Maryland	27-2814821
(State of incorporation)	(I.R.S. Employer Identification Number)

435 Market Street

Brighton, Massachusetts 02135

(Address of Principal Executive Offices)

Peoples Federal Savings Bank 401(k) Plan

Peoples Federal Bancshares, Inc. 2011 Equity Incentive Plan

(Full Title of the Plans)

Copies to:

Mr. Maurice H. Sullivan, Jr. Chairman of the Board and Chief Executive Officer Peoples Federal Bancshares, Inc. 435 Market Street Brighton, Massachusetts 02135 (617) 254-0707	Neal J. Curtin, Esq. Morgan, Lewis & Bockius LLP One Federal Street Boston, Massachusetts 02110 (617) 951-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated Filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”) filed by Peoples Federal Bancshares, Inc., a Maryland corporation (the “Company”), deregister all securities remaining unissued under the following registration statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of stock offered under certain employee benefit and equity plans and agreements (the “Plans”):

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement

333-171383	December 23, 2010	Peoples Federal Savings Bank 401(k) Plan

333-176941	September 21, 2011	Peoples Federal Bancshares, Inc. 2011 Equity Incentive Plan

On August 5, 2014, the Company entered into an Agreement and Plan of Merger by and among Independent Bank Corp. (“Independent”), Rockland Trust Company (“Rockland Trust”), the Company and Peoples Federal Savings Bank (“PFSB”), providing for the merger of the Company with and into Independent, with Independent as the surviving entity, and the merger of PFSB with and into Rockland Trust, with Rockland Trust as the surviving entity (the “Merger”).

In connection with the Merger, the Company is terminating all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Brighton, City of Boston, The Commonwealth of Massachusetts, on February 23, 2015.

PEOPLES FEDERAL BANCSHARES, INC.

By:	/s/ Maurice H. Sullivan, Jr.
Maurice H. Sullivan, Jr.
Chairman and Chief Executive Officer